Form 3 Joint Filer information

Name:			TVM V Life Science Ventures Management GmbH & Co. KG

Address:		101 Arch Street, Suite 1950, Boston, MA  02110

Designated Filer:	TVM V Life Science Ventures GmbH & Co. KG

Issuer & Ticker Symbol:	Sirtris Pharmaceuticals, Inc. (SIRT)

Date of Event Requiring Statement:	05/22/2007


The undersigned does hereby appoints TVM V Life Science Ventures GmbH & C. KG as the true and lawful attorney of the undersigned, and authorizes and designates it to sign on behalf of the undersigned filings, agreements,documents and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held, directly, indirectly or beneficially, by the undersigned, pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder.

This statement confirms that the undersigned, TVM V Life Science Ventures Management GmbH & Co. KG, has authorized and designated TVM V Life Science Ventures GmbH & Co. KG to execute and file with the SEC as a result of the undersigned's ownership of or transactions in securities of Sirtris Pharmaceuticals, Inc. The authority of TVM V Life Science Ventures GmbH
& Co. KG under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to its ownership of or transaction in securities of Sirtris Pharmaceuticals, Inc., unless earlier revoked in writing. The undersigned acknowledges that TVM V Life Science Ventures Management GmbH & Co. KG is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.


TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

/s/ John J. DiBello
By: John J. DiBello
Title: 	Managing Limited Partner


/s/ Mark G. Cipriano
By: Mark G. Cipriano
Title: Managing Limited Partner